EXHIBIT 10.21
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement, dated as of September 9, 2010 (the “Amendment”), is executed by and between the signatories hereto.
Recitals
     Interactive Therapy Group Consultants, Inc. (“Employer”) and John Torrens (“Employee”) are parties to that certain Employment Agreement, dated as of September 12, 2008 (the “Employment Agreement”).
     The Employment Agreement was amended in certain respects by that certain Agreement, dated as of July 16, 2009, by and among American Learning Corporation (“ALRN”) (formerly known as “American Claims Evaluation, Inc.”), by John Torrens, Kyle Palin Torrens and Carlena Palin Torrens (the “Settlement Agreement”).
     The Employment Agreement expires at the close of business on September 9, 2010. Employer and Employee deem it to be in their mutual best interests that the Employment Agreement be further amended in certain regards and, as so amended, extended through March 21, 2011.
Agreement
     In consideration of the agreements contained herein, the parties hereto hereby agree as follows:
     Section 1. Amendment to Section 1(b). Section 1(b) of the Employment Agreement is hereby amended by deleting the existing text and inserting following as and for such Section 1(b):
“(b) Employee shall make himself available for the performance of his duties under this Agreement as requested by the Employer’s Board of Directors and, except as otherwise provided herein, may engage in any other business activities during the Term of Employment (as hereinafter defined). Employee shall render services, without additional compensation, as reasonably requested by the Employer’s Board of Directors in connection with the operation of Employer’s Business, including activities of affiliates and subsidiaries of Employer as may reasonably exist from time to time. As used in this Agreement, the term “affiliate” shall mean any entity or person that, directly or indirectly, is controlled by or under common control with Employer.”
     Section 2. Amendment to Section 2. Section 2 of the Employment Agreement is hereby amended by deleting the existing text and inserting the following as and for such Section 2:

“Term
The term of Employee’s employment under this Agreement shall commence on September 10, 2010 and end on March 31, 2011 (the “Term of Employment”) unless sooner terminated as set forth in Section 5 of this Agreement.”
     Section 3. Amendment to Section 3. Section 3 of the Employment Agreement, as amended by the Settlement Agreement, is hereby further amended by deleting the existing text and inserting the following as and for such Section 3:
“3. Compensation
Employer shall not pay Employee any compensation during the Term of Employment. At the close of business on March 31, 2011, provided that Employee (i) is not in breach of any of his obligations hereunder or (ii) has not been terminated for Cause (as hereinafter defined), ALRN shall forgive $49,342.00 of the aggregate $89,342.00 owed ALRN by Employee (the Forgiven Debt”). The resulting $40,000 balance owed ALRN by Employee (the “Balance”) shall remain outstanding and, with all interest accrued on the Balance, shall be paid by Employee to ALRN on April 1, 2011 unless Employee and ALRN shall have mutually agreed in writing to extend the date for repayment. Notwithstanding anything to the contrary contained in the foregoing, (i) ALRN shall not be obligated to extend the date for repayment of the Balance and accrued interest thereon and (ii) in the event Employee terminates his employment at any time prior to March 31, 2011, the amount of the Forgiven Debt shall be pro-rated for the actual Term of Employment and the amount attributable to the time period not worked shall be added to the Balance, together with interest thereon, and be due on April 1, 2011 as set forth above.”
     Section 4. Amendment to Section 4. Section 4 of the Employment Agreement is hereby amended by deleting the existing text and inserting the following as and for such Section 4:
“4. Additional Employee Benefits
(a) Employer shall reimburse Employee only for pre-approved expenses reasonably incurred by Employee in connection with the performance of Employee’s duties under this Agreement against Employee’s submitted documented vouchers for such expenses.
(b) Employee shall be entitled to participate, at his cost, in any and all health and dental insurance, short term and long term disability leave, sick leave and 401(k) plans as are maintained by the Employer from time to time for its salaried exempt employees.”
     Section 5. Amendments to Section 5. Section 5 of the Employment Agreement is hereby amended by deleting the existing text of clauses (e), (f), and (g) thereof and inserting the following as and for such clauses (e) and (f) of Section 5:

“(e) This Agreement and Employee’s employment by Employer will immediately terminate if Employer elects to discharge Employee other than for Cause (as defined in Section 5(b)). Upon termination of Employee’s employment other than for Cause, neither Employer nor ALRN will have any further obligation to make payments under this Agreement other than (i) reimbursement for business expenses payable as of the date of Employee’s termination, (ii) such vested stock options and retirement benefits as Employee may be entitled to under any equity incentive or employee benefit plan of Employer, and (iii) subject to Employee’s compliance with the provisions of Section 6 of this Agreement, the forgiveness of the Debt and the continued provision of Employee’s health, dental and short-term and long-term disability insurance as set out in Section 4, for the remaining portion of the Term of Employment.
(f) Employee may terminate his employment hereunder on at least ninety (90) days’ prior written notice to Employer. Upon such termination, this Agreement will immediately terminate and neither Employer nor ALRN will have any further obligation to make payments under this Agreement other than (i) reimbursement for business expenses payable as of the date of Employee’s termi0nation, and (ii) such vested stock options in accordance with the terms of the plan(s) pursuant to which such stock options have been granted and retirement benefits as Employee may be entitled to under any equity incentive or employee benefit plan of Employer. Notwithstanding anything to the contrary contained herein, the Debt shall not be forgiven if Employee terminates his employment under this clause (f).”
     Section 6. Amendment to Section 6. Section 6(a) of the Employment Agreement, as amended by the Settlement Agreement, is hereby further amended by deleting the existing text and inserting the following as and for such Section 6(a):
“(a) Non-Competition.
As a material inducement to Employer to enter into this Agreement and to perform its obligations hereunder, Employee covenants and agrees that, during Employee’s period of employment with Employer, and through March 31, 2014 (the “Restricted Period”), Employee shall not engage in any business that is in competition with the Employer’s Business within the states of Connecticut and New York, whether directly or indirectly, through any subsidiary, affiliate, partnership, licensee, joint venture or agent, or as a partner, owner, manager, operator, employee, advisor, agent or consultant of or to any person; provided, however, that nothing herein shall prevent Employee from investing as a less than one (1%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system in which Employee does not, directly or indirectly, exercise any operational or strategic control.”
     Section 7. Additional Amendments. The Employment Agreement shall be further amended as follows: (i) all references to “AMCE” in the Employment Agreement shall be deemed to be references to “ALRN”; (ii) the reference to “Siller Wilk LLP” in Section 8 shall be revised to read “Wilk Auslander LLP”; and (iii) Section 5(b)(vii) is hereby deleted in its entirety.
     Section 8. Effect of Amendments. Except as expressly stated herein, the Employment Agreement is and shall be unchanged and remain in full force and effect. Except as specifically stated herein, the execution and delivery of this Amendment shall in no way release, harm or diminish, impair, reduce or otherwise affect, the respective obligations and liabilities under the Employment Agreement, all of which shall continue in full force and effect.
     Section 9. Miscellaneous. This Amendment is a contract made under and shall be construed in accordance with and governed by the laws of the state of New York, excluding its choice of law provisions. This Amendment shall benefit and bind the parties hereto and their respective successors and legal representatives. This Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. All titles or headings to the sections or other divisions of this Amendment are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such sections, subsections or the divisions, such other content being controlling as to the agreement between the parties hereto.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on September 23, 2010 but to be effective as of the date first above written.

INTERACTIVE THERAPY GROUP CONSULTANTS, INC.

By:	/s/ Gary Gelman

	Name:	Gary Gelman
	Title:	Chief Executive Officer

/s/ John Torrens

John Torrens
With respect to Sections 3 and 5 above:

AMERICAN LEARNING CORPORATION

By:	/s/ Gary Gelman

	Name:	Gary Gelman
	Title:	Chief Executive Officer